01.18.06 SF Analyst Luncheon Opening Remarks (John Shave)
Good morning, I am John Shave, Vice President of Investor Relations, and I would like to welcome you to The Reynolds & Reynolds Company San Francisco Analyst Meeting.
As previously disclosed on December 15, 2005 and January 10, 2006, the company has delayed the filing of its Form 10-K for the fiscal year ended September 30, 2005 and its Form 10-Q for the first fiscal quarter ended December 31, 2006. The company is in the process of responding to comments from the SEC regarding its periodic reports, including its Form 10-K for the fiscal year ended September 30, 2004, and is conducting its own review of its revenue recognition policy to consider changes and to determine whether a restatement is necessary. Consequently, the company is not in a position to discuss, comment or answer questions regarding the SEC review, the status of its review of its revenue recognition policy, the possibility of a restatement with respect to matters other than the previously announced restatements for auction rate securities and two-class method of earnings per share, the timing of the filing of its periodic reports, including its Form 10-K and the earnings for the fiscal quarter ending December 31, 2005, the timing of its 2006 annual meeting for shareholders, and its overall financial condition, including guidance for any of the 2006 periods.
Most of you in attendance today know a little bit about Reynolds and Reynolds, so I don’t want to spend a lot of time on providing background on the company. But for the benefit of those of you that are not familiar with the name, I will provide you with a brief overview. Reynolds & Reynolds is a Dealer Services Company. We have revenues of $1 billion. And, as measured by the National

Automobile Dealer’s Association – NADA – we have the leading dealer management system market share and are number one in customer satisfaction among major providers. We also have a highly decorated service and support organizations. We have received multiple awards for our Distance Learning offerings; have won our third consecutive Service Quality Award from the Association for Services Management International. And Training Magazine ranked Reynolds 29th in its “Training Top 100”. And as you will hear in more detail from Fin and Greg, automotive retailing is an attractive market place with tremendous opportunity for growth.
To give you a little background on our speakers. First, Fin O’Neill. Fin joined Reynolds in January 2005 as President and Chief Executive Officer. He’s also on our board of directors. Prior to Reynolds, Fin was Chief Executive Officer at Mitsubishi North America. And before that Fin was Chief Executive Officer at Hyundai Motor America during a period in which vehicle sales increased by over 300%. Also with us today is Greg Geswein. Greg joined Reynolds in August, from Diebold where he was Chief Financial Officer since 2000. Greg had a strong track record at Diebold, Pioneer Standard Electronics and Mead Corporation.
With that I’m going to turn it over to Fin O’Neill.

Fin O’Neill
Good morning and thank you for taking some time to learn more about Reynolds and Reynolds.
The Drivers
There are three drivers of our business. First and foremost are the dealers. Number two are the OEMs. And number three are the ultimate consumers.
The dealers drive our business because they demand that we turn the data resident in their DMS into actionable information. They demand that we drive costs out of their business. They demand that we help them to drive more revenue, to close customers more efficiently, and to maintain better relationships with their customers after they sell them a car and we are responding. We are reducing a dealership’s cost of forms by consolidating purchases by stores. We are now offering our dealer customers procurement software and services. And finally, we have implemented a more effective pricing program and are reducing our service costs.
Dealers are also beginning to understand that there are more effective ways to make better use of information while reducing advertising spend. Our leading CRM solution, Contact Management, and our web solution, WebMakerX, address these marketplace issues. Our contact management solution, which is gaining momentum in the market, provides our customers with an integrated web based CRM solution. Contact management helps our dealers sell more cars with increased close ratios. And today, WebMakerX is installed at over 3500 dealerships and 70 of Ward’s Top 100 utilize the solution. We have also recently introduced our super premium sites and our websites are available in 14 different languages.
The dealer’s service and parts operations have become areas of focus as well. Only 12 percent of a dealer’s revenue is derived from its parts and service operations, but it generates about 48 percent of the dealership’s overall profits. Our Mobile Service Advisor is one of our more recent application offerings for the service and parts department. Customers utilizing MSA have increased its hours per repair order by 20 percent and others are saving up to $1,500 each month in body shop claims.
And compliance ... this concerns all dealers. And our integrated document offerings and Desking, F&I Menus and CreditMaster solutions help dealers minimize compliance risks. They also help increase front-end gross, improve customer satisfaction and provides real-time integration with ERA.
OEMs are also driving our business because they are looking for ways to leverage demand. Think of the decisions that OEMs make daily on incentives and advertising. What motivates consumers? What gets them into the dealership? How do they act when they get in the dealership? Moreover, OEMs are looking for tools that help build customer loyalty. A loyal customer is easier and less expensive to market to. To that end, OEMs want to improve that customer ownership experience.
The third driver is the ultimate consumer. Today’s buyer is a more informed consumer. JD Power tells us that about 80% of customers these days walk into a dealership knowing as much as the sales people who sell them the cars.

Today’s consumer is also more demanding. So dealers need the tools to meet the expectations of that ultimate consumer.
The Market
Let’s talk about our market. It’s a huge market. 25,000 rooftops, driving about a trillion dollars worth of revenue. There are about a million users of our dealer management system in the United States. Dealer spend is about $81 billion annually, including labor, overhead, etc. When you consider DMS, value-added applications, documents, training and consulting services, the addressable spend for Reynolds is about $5 billion.
The North American automotive retail market is a mature market. It’s a dealer-led market. In all but a few instances, dealers control the processes at the retail level. And therefore they control the choices that are made, relative to DMS, value-added applications and whom to engage for services and consulting.
Our markets are highly competitive. In the DMS market, we have new entrants offering low-priced systems to those dealers who are willing to trade features and functionality for price. The market for value-added applications, such as CRM, is also very competitive, with a broad range of offerings. Moreover, the large dealership consolidators drive economies of scale. Even smaller dealers use consultants to help them be more knowledgeable consumers.
Nonetheless, there is a significant opportunity for growth. I have visited over 150 dealers in the past year and I can tell you that dealers want products and services that have demonstrable ROI. Moreover, dealers value integration.

They are tired of cobbling together software solutions from multiple vendors. They ask, why can’t Reynolds just provide all that I need (at a great price, of course).
How We Are Going To Grow Reynolds
So let’s talk about how we are going to grow Reynolds. There are really seven ways in which we can grow Reynolds. First, we have to secure the DMS base. Second, we have to build penetration in value-added applications. Third, we have to build an information services business around our consulting services. Fourth, we have to grow internationally. Fifth, we have to stabilize and grow our documents business. Sixth, we have to leverage our deep experience in the automotive retail space in related markets that are built on a similar dealer distribution model. And seventh, we have to realign our organization around these strategies so we can more effectively execute the plan we are talking about today.
Secure the Core DMS Business
Let’s talk about these seven initiatives in more detail. First and foremost is what I call the core; the DMS. The Dealer Management System is the platform for growth. It is our permission to be in the dealership. It is our advantage over competitors. It is a platform from which we can sell the dealer integrated, value-added applications or services. We have 39 percent of the $1.7 billion DMS market in North America. We have the trust of our customers who we help run their business every day.

Secure the Core DMS Business
Now, how do you grow this core DMS? We’ve taken one step already. We are focusing on one system in North America. Previously, we offered two major Dealer Management Systems. We had ERA, our legacy system in 10,000 dealerships. We also offered Reynolds Generation Series Suite — RGS - which was installed in 73 dealerships. RGS was viewed as the system of the future. The problem, however, was that if even we addressed all of the issues associated with Suite, it would have met the needs of only a minority of our dealers. That would have led to a split in our R&D spend and a split in focus in our sales and marketing operation. Last July, we decided to terminate RGS and to focus on ERA because we are confident that we can evolve and upgrade the ERA system over time to meet the changing needs of automobile dealers.
We are very excited about our recent successes in this area. General Motors announced recently that Reynolds has been selected as one of two preferred providers of Dealer Management Systems to GM-branded dealers in North America. And just before the holidays, we announced a multi-year agreement with GM to appoint Reynolds as the exclusive provider of DMS to all 440 Saturn retailers. We anticipate that implementation with the Saturn dealers will begin in 2007. We will provide the system, which by the way will be our ERA XT, in a fully managed, secure ASP format. Industry analyst Michael Seaton called the competitive win a “welcomed Christmas present for Reynolds and Reynolds.” The announcements create tremendous opportunities for Reynolds.
We can also grow the DMS with large dealer groups. Reynolds is well positioned with large dealer groups. Take the Wards Dealer Business Top 100 list of dealers, for example; Reynolds systems run 50% or more rooftops in 46 of the top 100 dealer groups. So when these groups look to consolidate their Dealer Management Systems and leverage their scale, we’re in a great position to convert them to 100% Reynolds. A good example of this is at Hendrick where we are moving toward 100% share. At our analyst day in September, Asbury Automotive chief executive, Ken Gillman provided additional insight. Ken said, “by using Reynolds, they help us reduce expenses. We also consolidate products and eliminate bolt-ons, which saves us money and improves efficiency.” Last year we also announced that United Auto Group would standardize on the Reynolds system, and today, all 117 UAG dealerships have been converted and are up and running. Our last opportunity in the DMS area is improved retention. We have recently rolled out utilization consulting efforts and have begun to reinvest in our flagship ERA platform. We believe retention will improve to better than 85 percent over the coming quarters.
Build Penetration in Value-Added Applications
The second area of growth, and this is an exciting area, is to build penetration in the $1 billion value-added applications arena. Dealers need products that will help them retain more margin or reduce costs. New car revenues are shrinking. Warranty revenue is going down because cars are getting better. Customer pay service is subject to a lot of competition. Meanwhile, dealer costs are going up.
In this environment, we have the opportunity to provide customers with software to reach customers on the Web, help them manage internet leads, as well as showroom contacts, finance and insurance operations, service, parts, and after sale customer relationships. We offer a number of products in these areas. However, to execute successfully we need to fill some gaps in existing products, and to introduce new products where we do not have a current offering. We also want to make our value-added applications DMS agnostic. This means that the application works with just about any DMS. When we develop an application, clearly it will fit our 39 percent of the marketplace. Why shouldn’t that same application fit the rest of the DMS marketplace that our major competitors hold? Why not sell to 100 percent of the market?
Build Penetration in Value-Added Applications
As we implement our strategy we have begun to realize some early successes. With our leading CRM solution, Contact Management, we have grown our share to over 1,100 dealerships utilizing the application today.
We have also experienced successes in the F&I tools market place. Dealer count for our Credit Master Service is up 6%. Finance portal integration with Route One and Dealertrack up 80%. And most importantly, the market continues to adopt our Desking solution with more than 950 dealerships licensed as of December 2005.
Mobile Service Advisor – MSA – units are starting to gain traction and we continue to be optimistic regarding our prospects in the fixed operations marketplace.
Finally, we have an excellent opportunity to provide solutions in the “Networking” segment, which covers in-dealership network support (e.g. virus protection, hacker protection, telephony, PCs etc), estimated at a $50 million plus market.

Build an Information Services Business around Consulting
The third element of growth is in Information Services. Information Services means three things to me. First, it is about enhanced business intelligence. Dealers have a real need to extract actionable information from the wealth of customer transactional data in their systems. Our ERA XT, with our Advanced Reporting dashboard, provides this intelligence. Second, it’s about Business Process Consulting. We do this already. For example, we offer consulting on customer loyalty programs and business development centers which dealers use to follow up leads and develop service business. We need to grow our business in this area. The third element of Information Services is Business Process Outsourcing. As dealers grow, they start to realize that they’re doing things that are not core to their business. As dealers look for scale, business out-sourcing is a great opportunity. In total, we believe this is a $700 million opportunity for Reynolds.
Build an Information Services Business around Consulting
We must build an information services business around our consulting to become the source of software, management information and consulting that helps drive our dealer’s businesses.
To tap into this big market, we have multiple avenues of growth for our information services business. We have the opportunity to deploy additional Reynolds Consulting programs. We have the opportunity to grow our share in the information management and security marketplace and we are currently developing and launching these tools and offerings. We are also actively engaged with major customers regarding potential opportunities in the CRM Services arena.
Grow Internationally
The fourth opportunity is to grow internationally. The international market is different than North America. Number one, the dealers don’t lead. The OEMs have much more control over what happens at retail. It’s also a fragmented market with a very large number of DMS providers.
The international market is big and growing. Europe is a $900 million DMS market, and it’s changing to follow the lead of the US market. The ending of the block exemption, which opened European automakers to new competition, has lead to consolidation. Smaller dealers find it harder to compete. It is no longer a simple business where you knew all of your customers, the names of their children and their birthdays.
Asia too is a growing market. When we talk about Asia, we principally see the opportunity for DMS and value-added applications in China. However the Chinese market, as strong as the growth numbers look, is still a limited market. But there’s no doubt in anybody’s mind that it’s growing. We need to be there.
Overall, the market outside of North America will be nearly as big as the North American market. How do we grow? In Canada we will continue with the ERA system. We’re number one in DMS market share in Canada. We’ll continue to build on that position. In Europe, we will focus on the Big Five: Great Britain, France, Germany, Italy and Spain. In the European big five, we have a competitive advantage with our Incadea platform. It’s based on Microsoft Navision. The platform doesn’t change from country to country. Only two things can change. One is the module for local business culture. The second is the module for the brand. But unlike the legacy systems of our competitors in Europe, which differ from country to country, this is a system where the platform is consistent across the continent. It will allow us to get to market quicker. We may also choose to grow in Europe through acquisitions of some of these older legacy systems, and then, over time, convert the customer base to Incadea.
Grow Internationally
Over the coming quarters our international strategy is to acquire scale, implement our new pricing and service models and continue aggressive European expansion. We will also begin to launch new services in the European and Asian marketplace. We are confident in our international strategy and are optimistic about our prospects.
Grow Internationally
Since our entry into the international arena in Fiscal 2003 we have experienced some early successes that we have previously announced to the marketplace. We have tripled our installed base and currently have 13,000 users in 640 dealerships and 27 countries. We have had significant wins with Toyota Belgium and Peugeot Germany to implement the Incadea platform in over 135 locations. And gedas AG selected Incadea as its platform in over 50 VW dealerships. We are pleased with our progress.

Stabilize and Grow the Forms Business
The fifth pillar of growth is to stabilize and grow our documents business. Reynolds has been in the documents business — i.e., selling forms to automobile dealers — since 1927 when Mr. Grant left Chevrolet as the national sales manager and bought Reynolds. Forms are a core competency of the company and I am convinced that we can grow it. Dealers need forms for a variety of purposes. The principle reason is legal compliance. Forms are still a vital part of the retail trade, so why not grow it?
Stabilize and Grow the Forms Business
We have short term opportunities to stabilize and grow this business. Currently we are under-penetrated in the Top 100 and enterprise accounts. Vendor consolidation will benefit us and we also believe the Saturn and related GM stores will provide additional avenues to grow our forms business. We will aggressively begin to capitalize on these opportunities. Additionally, we plan to expand our product offerings. All said and done, we believe we have approximately $50 million in incremental revenues available to us upon execution of this strategy to revitalize this business.
Leverage Core Competence in Other Dealer-Related Markets
Sixth, we will leverage our expertise in automotive retail in related markets. As I said at the outset, Reynolds’ core competency is in automotive retail. The 4,000 plus people at Reynolds know about dealers. They know the people, they know the processes, and they have a good idea about the solutions for retail. I believe that we can leverage that know-how in other markets that use a similar model of distribution. Motorcycles, industrial equipment, heavy truck, and agricultural equipment are all opportunities for growth.
Organizational Realignment
Now how do we drive all of these strategies? Number seven — Organizational Realignment. What do I mean by Organizational Realignment? Three things: driving fixed costs out of our business, culture change, and internal investment. We have an opportunity to drive out fixed costs in our business, and we are working hard at that. Culture change is important because we are no longer in a market with the characteristics of a duopoly. We cannot sit back. We have a recurring revenue model and it is good. But we have competitors who are worthy competitors. They’re quick and nimble. We need to have more of a sense of urgency. We have to have more of a performance-oriented culture. Culture change takes time in any organization, but we will look in the rearview mirror in 18 to 24 months and realize that we have come a long way.
Greg will quantify this opportunity during his presentation.
Conclusion
In conclusion, what do we have to do? Execute on the seven initiatives I just discussed. We have to protect and grow the core. We have to secure that $1.7 billion core — the DMS business. Second, we have to build penetration in value-added applications. Third, we have to build our information services business around consulting. Fourth, we have to stabilize and grow our documents business. Fifth, we have to grow internationally. Sixth, we have to leverage our core competence in the automotive retail space and apply it in related markets. And seventh, we have to realign the organization, drive out costs, invest internally, and drive this strategy.
I will now turn it over to Greg Geswein, our Chief Financial Officer.

Greg Geswein
Good morning. It’s a pleasure to be here with you in San Francisco today. We appreciate your interest in the company and your time commitment. I’m very excited about being here at Reynolds and about the opportunities in front of us, as well.
Organizational Realignment
As Fin mentioned, organizational realignment is three things: driving fixed costs out of our business, culture change, and internal investment. We have an opportunity to drive out fixed costs in our business, and we are working hard at that. Culture change is important because we are no longer in a market with the characteristics of a duopoly. We need to have more of a sense of urgency. We have to have more of a performance-oriented culture. Culture change takes time in any organization, but we will succeed.
Then there’s internal investment. We will invest, we have to invest, in internal systems. We must eliminate unnecessary cost and complexity.
Organizational Realignment
Over the past few months we have developed an aggressive strategy to take costs out of our organization. Some of these initiatives are currently underway, but we have a long way to go in order to realize our goals. We have recently taken actions to reduce our general overhead and have outsourced our healthcare benefit administration. We are in the process of renegotiating existing vendor contracts and have recently begun consolidating sales and other remote offices. Although there is a ramp down period associated with the discontinuation of RGS we have begun to realize some of the savings associated with this decision. We also plan to increase our efficiency in our Services organization. Over time we believe we can save $20 to $30 million through organizational realignment with approximately $10 million of that savings occurring in 2006.
Capital Profile
This is probably your favorite slide – Reynolds’ return to share owners. We’ve had a history of key shareholder actions at this company and in front of you are historical returns, the amount of cash that we have returned to share owners in the form of repurchases and dividends, back to 2002. In 2004 we returned almost $180 million and 2005 was comparable. In terms of the actual share repurchases, we purchased over 5 million shares in 2004 and 5.6 million in 2005. We currently pay 44¢ a share dividend, which is about — based on today’s stock price — is about 1.5% yield. So, a pretty good return, about average versus the S&P 400 and above average versus the S&P 500. So, again, we are committed to returning quite a bit of cash to shareholders.
If you look at the solid line, in 2000 we had somewhere close to 69 million shares outstanding and we ended fiscal 2005 with approximately 62 million shares outstanding. A significant net reduction in shares outstanding. So, not only have we been able to take care of the dilution from stock option exercise, we’ve been able to show a net reduction, over the last several years, in the shares outstanding.

High Cash Flow Generative Business
The cash flow chart is my favorite slide in the deck. This company has, can, and will generate significant amounts of cash flow. Our Software business, our largest operating unit, is approximately 80% recurring revenues. Our business has limited capital expenditure requirements and low working capital intensity. As we reported previously, our cash position was approximately $170 million as of December 31st and $133 million as of September 30th.
Attractive Acquisition Platform
As long as our acquisition strategy fits the two tests, which I will describe shortly, we have a very attractive acquisition platform. We have the best brand in the markets in which we compete and we are number one in share and satisfaction according to NADA. The customer is also demanding better integration and single accountability. We have a successful history of product integration and have the funding capacity to execute these transactions.
Acquisition Criteria
Let’s talk a little bit about the acquisition criteria. We have a very disciplined approach to how we look at acquisitions. The first test is do they meet the strategic filter? Is this something that helps us grow the company? Is it something that we know and can get done? We carefully review and consider the valuations. We also start thinking about the integration of these acquisitions, right away. I believe there are some attractive opportunities out there which would contribute to growth and profitability while expanding our product portfolio with bolt on acquisitions. And finally, we are willing to accept some minimal dilution in the first year of the acquisition. Then it would have to be accreted thereafter. So there are really two tests when you look at it. The first is the hurdle rate test — it has to have the right returns when you look on the discounted cash flow model. Then it has to be accretive after the first year. So, again, I think that’s important. I think we have the right people involved and the right processes to complete these acquisitions.
Summary
In summary, The Reynolds and Reynolds Company has a world class brand, reputation and people. We have the leading market share and customer satisfaction. We have a stable and diversified revenue stream and a high cash flow generative business. In addition, we have multiple avenues for organic and acquisition growth. I am very excited about our opportunities and prospects in what I believe is a very compelling story.
With that, we would be happy to take your questions.

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